CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 28, 2023, relating to the financial statements and financial highlights of Aptus Drawdown Managed Equity ETF, Aptus Collared Investment Opportunity ETF (formerly, Aptus Collared Income Opportunity ETF), Aptus Defined Risk ETF, Opus Small Cap Value ETF, Aptus International Enhanced Yield ETF (formerly, International Drawdown Managed Equity ETF), and Aptus Enhanced Yield ETF, each a series of ETF Series Solutions, for the year ended April 30, 2023, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
August 23, 2023